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Section 240.14a-12

	Eastman Kodak Company
	-----------------------------------------------
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Eastman Kodak Company
	-----------------------------------------------
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						DEFINITIVE COPY








EASTMAN KODAK COMPANY
343 State Street
Rochester, New York  14650




NOTICE OF 1996 ANNUAL MEETING AND PROXY STATEMENT


(CORPORATE LOGO OMITTED)



Date of Notice March 14, 1996



TABLE OF CONTENTS



Notice of Annual Shareholders Meeting...................1
Information Requests....................................2
A Note for Kodak Employees and Retirees, and all
  Automatic Dividend Reinvestment Plan Participants.....2
Election of Directors (Item 1)..........................2
Committees of the Board of Directors....................5
Beneficial Security Ownership of Directors, Nominees
  and Executive Officers................................5
Compensation of Directors and Executive Officers........6
	Compensation of Directors.........................6
	Compensation of Executive Officers................6
	Report on Executive Compensation by the Executive
	  Compensation and Development Committee.........12
Performance Graph - Shareholder Return.................14
Ratification of Election of
  Independent Accountants (Item 2).....................14
Shareholder Proposals (Items 3, 4 and 5)...............14
Other Matters..........................................17


TO KODAK SHAREHOLDERS

	On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of the shareholders of Eastman Kodak Company. The meeting will be held in Rochester, New York, on May 8, 1996, at 10:00 a.m.

	It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card as soon as possible.

	Time will be set aside during the meeting to discuss each item of business described in the Proxy Statement and for other questions relating to the Company.


s/George Fisher



George M. C. Fisher
Chairman of the Board


NOTICE OF ANNUAL SHAREHOLDERS MEETING

	The Annual Meeting of the shareholders of Eastman Kodak Company will be held at the Theater on the Ridge, 200 Ridge Road West, Rochester, New York, on Wednesday, May 8, 1996, at 10:00 a.m.

	You may indicate your intention to attend the Meeting by checking the appropriate box on the enclosed proxy card. Attendance at the Meeting will be on a first-come, first-served basis upon your arrival at the Meeting. You may bring up to two guests by checking the appropriate box on the proxy card. If the shares you own are not registered in your name, please identify the shareholder of record when you request admission.

	Please refer all questions and comments (rather than adding them to the proxy card) to: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0520, (716) 724-5492.

	Photographs will be taken at the Annual Meeting for use
(including publication) by the Company. Attendees are deemed to have waived any claim regarding their appearance in such photographs.

	The Theater on the Ridge is handicap accessible. If you require special assistance, please call Shareholder Services at
(716) 724-5492.

	The business of the Meeting will be:
	1.	The election of three Class III directors;
	2.	The ratification of election of independent
		accountants;
	3.	Action on a shareholder proposal concerning environmental
		matters;
	4.	Action on a shareholder proposal concerning cumulative
		voting; and
	5.	Action on a shareholder proposal concerning executive
		compensation.

	Shareholders of record at the close of business on March 11, 1996, will be entitled to vote at the Meeting.

By Order of the Board of Directors



Joyce P. Haag, Secretary
Eastman Kodak Company
March 14, 1996


INFORMATION REQUESTS

	A copy of the Annual Report on Form 10-K, filed with the Securities and Exchange Commission, may be obtained by writing to:
Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0520.

	A transcript of the Annual Meeting may be obtained, without charge, by writing to this same address. Also, any shareholder of the Company may address a request to the above address for plan descriptions, administrators' annual reports and trust agreements and contracts for any of the pension plans of the Company and its subsidiaries.

	The Company makes available a report on diversity. Requests for this report may be sent to the above address.

A NOTE FOR KODAK EMPLOYEES AND RETIREES,
AND ALL AUTOMATIC DIVIDEND REINVESTMENT PLAN PARTICIPANTS

	If you are a participant in the Employee Stock Purchase Plan for Employees of Eastman Kodak Company or the Automatic Dividend Reinvestment Plan for Shareholders of Eastman Kodak Company, each offered by First Chicago Trust Company of New York, the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, or the Kodak Employee Stock Ownership Plan, shares of Kodak stock which are held for you may be voted through the proxy card accompanying this mailing.

	The trustees or custodians, as the shareholders of record of the Kodak shares held in the above plans, are entitled to vote those shares. However, they may not do so under the applicable trust agreements or regulations unless they have received directions to vote from the plan participants. Arrangements have been made for each of the trustees or custodians to vote the number of shares equivalent to your interest in each plan in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated. Neither the shares you own directly (if you own shares other than through one or more of the above plans) nor your shares held in the plans will be voted if you fail to return the proxy card. Therefore, we urge you to return the card promptly, duly signed and dated.


ITEM 1 - ELECTION OF DIRECTORS

	The By-laws of the Company currently provide that the Board of Directors shall consist of not fewer than 9 nor more than 18 directors, which number is fixed from time to time by the Board of Directors. The Company's Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year for a term extending to the third succeeding Annual Meeting after such election. There are three directors whose terms expire at the 1996 Annual Meeting.

	The names and biographical summaries of the three persons who have been nominated to stand for election at the 1996 Annual Meeting appear in the sections below. The remaining directors whose terms are continuing until the 1997 or 1998 Annual Meeting also appear in the sections below except Leo J. Thomas, a Class II director who will be retiring May 1, 1996. All the nominees were previously elected by the shareholders.

	Directors are elected to serve until the end of the term for which they are elected and until their respective successors are duly elected and qualified. However, employee directors leave the Board when their employment terminates, and directors who are not employees leave the Board effective the date of the annual meeting that occurs on or immediately following their 70th birthday.

	If an unexpected occurrence makes it necessary, in the judgment of the Board of Directors, that some other person be substituted for any of the nominees, shares represented by proxies will be voted for such other person as the Board may select.

	If any director retires, resigns, dies or is otherwise unable to serve for the term for which elected, or if the number of directors is increased by the Board of Directors, any vacancy so arising will be filled by the Board of Directors until the next Annual Meeting of shareholders, or the Board may reduce the number of directors.

NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING
(Class III Directors)

RICHARD S.
BRADDOCK (PICTURE OMITTED)


Mr. Braddock, 54, who was elected to the Kodak Board of Directors in May 1987, was a principal of Clayton, Dubilier & Rice, for the period June 1994 to September 1995. From January 1993 until October 1993, he was Chief Executive Officer of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp's Individual Bank, one of the financial services company's three core businesses. Mr. Braddock was graduated from Dartmouth College in 1963 with a degree in history, and received his M.B.A. from the Harvard School of Business Administration in 1965. He is a director of True North Communications Inc. and DFS Group Limited.




KARLHEINZ
KASKE (PICTURE OMITTED)


Dr. Kaske, 67, who was elected to the Kodak Board of Directors in May 1993, served as President and Chief Executive Officer of Siemens AG from 1981 until his retirement in September 1992. Dr. Kaske joined Siemens in 1960 and held a variety of positions with Siemens AG, including head of Process Engineering and head of the Power Engineering Group. Dr. Kaske is a professor at the Technical University of Munich. He holds a diploma in physics from the Technical University of Aachen and a Doctorate of Engineering from the Technical University of Brunswick. Dr. Kaske is Chairman of the supervisory board of MAN Aktiengesellschaft and a member of the supervisory board of Linde AG.


RICHARD A.
ZIMMERMAN  (PICTURE OMITTED)


Mr. Zimmerman, 64, who joined the Kodak Board of Directors in July 1989, is the retired Chairman and Chief Executive Officer of Hershey Foods Corporation. Mr. Zimmerman joined Hershey in 1958 and was named Vice President in 1971. Appointed a Group Vice President later in 1971, he became President and Chief Operating Officer in 1976. He was named Chief Executive Officer in January 1984 and Chairman of the Board in March 1985. Mr. Zimmerman was graduated from Pennsylvania State University. He is a member of the boards of directors of Lance, Inc. and Westvaco Corporation.


DIRECTORS SERVING A TERM EXPIRING AT THE 1997 ANNUAL MEETING
(Class I Directors)


MARTHA LAYNE
COLLINS (PICTURE
OMITTED)

Governor Collins, 59, was elected to the Kodak Board of Directors in May 1988. She is President of Martha Layne Collins and Associates, a consulting firm, and is also President of St. Catharine College in Springfield, Kentucky, a position she assumed in July 1990.
Following her receipt of a B.S. from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women's Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins, who has served as a Fellow at the Institute of Politics, Harvard University, is a director of R. R. Donnelley & Sons Company and Bank of Louisville.

GEORGE M. C.
FISHER (PICTURE OMITTED)

Mr. Fisher, 55, who joined the Kodak Board of Directors on
December 1, 1993, is Chairman, President and Chief Executive Officer of Eastman Kodak Company. In addition, he was named Chief Operating Officer of Eastman Kodak Company effective in October, 1995. Mr. Fisher most recently served as Chairman and Chief Executive Officer of Motorola, Inc., after having served as President and Chief Executive Officer between 1988 and 1990 and Senior Executive Vice President and Deputy to the Chief Executive Officer between 1986 and 1988. Mr. Fisher holds a bachelor's degree in engineering from the University of Illinois and a masters in engineering and doctorate in applied mathematics from Brown University.

PAUL E.
GRAY (PICTURE OMITTED)

Dr. Gray, 64, was elected to the Kodak Board of Directors in September 1990. Chairman of the Corporation of the Massachusetts Institute of Technology (M.I.T.) since October 1990, Dr. Gray served for the ten preceding years as President of M.I.T. He has also served on the M.I.T. faculty and in the academic administration, including responsibilities as Associate Provost, Dean of Engineering, and Chancellor. Dr. Gray earned his bachelor's, master's, and doctorate degrees in electrical engineering from M.I.T. He is a director of The Boeing Co. and The New England.

JOHN J.
PHELAN, JR. (PICTURE OMITTED)

Mr. Phelan, 64, who joined the Kodak Board of Directors in December 1987, is the retired Chairman and Chief Executive Officer of the New York Stock Exchange, a position which he held from 1984 until 1990. He was President of the International Federation of Stock Exchanges from 1991 through 1993. He is a member of the Council on Foreign Relations and is a senior advisor to the Boston Consulting Group.
Mr. Phelan, a graduate of Adelphi University, is active in educational and philanthropic organizations and is also a director of Merrill Lynch & Co., Inc., Metropolitan Life Insurance Company and SONAT Inc.



DIRECTORS SERVING A TERM EXPIRING AT THE 1998 ANNUAL MEETING
(Class II Directors)

ALICE F.
EMERSON (PICTURE OMITTED)

Dr. Emerson, 64, is Senior Fellow of The Andrew W. Mellon Foundation, a position she assumed in 1991 after having served as President of Wheaton College in Massachusetts since 1975. Prior to 1975, Dr. Emerson served the University of Pennsylvania, first as Dean of Women from 1966 to 1969 and subsequently as Dean of Students. Elected to the Kodak Board of Directors in May 1992, Dr. Emerson received her bachelor's degree from Vassar College and her Ph.D. degree from Bryn Mawr College. She is a member of the boards of directors of AES Corporation, Bank of Boston Corporation and Champion International Corp.

ROBERTO C.
GOIZUETA (PICTURE OMITTED)

Mr. Goizueta, 64, is Chairman and Chief Executive Officer of The Coca-Cola Company. He was elected to this position in March 1981, having served as President from May 1980 to March 1981. Prior to becoming President, he was a Vice Chairman and Executive Vice President. Mr. Goizueta, who was elected to the Kodak Board of Directors in May 1989, received a B.S. degree in chemical engineering from Yale University. He is a member of the boards of directors of Ford Motor Company, SONAT Inc. and SunTrust Banks of Georgia, Inc.

WILBUR J.
PREZZANO (PICTURE OMITTED)

Mr. Prezzano, 55, who joined the Kodak Board of Directors in May 1992, is an Executive Vice President of Eastman Kodak Company. Mr. Prezzano joined the Company in 1965 in the statistical department and has held positions in Treasurer's, Business Systems Markets, Customer Equipment Services Division, Copy Products, Marketing Division, International Photographic Operations and Photographic Products. He served as Group Vice President and General Manager, International, from January 1990 to September 1991, when he became President of Kodak's Health Group. In August, 1994, he was elected an Executive Vice President and was named chairman and president of the Greater China Region. Mr. Prezzano received B.S. and M.B.A. degrees from the University of Pennsylvania's Wharton School.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee, an Executive
Compensation and Development Committee, a Committee on Directors, a Finance Committee, and a Public Policy Committee.

	The members of the Audit Committee are Mr. Zimmerman (Chairman) and Dr. Kaske and Gov. Collins. The Committee had four meetings during 1995 and (i) recommended to the Board that Price Waterhouse
LLP be elected as independent accountants; (ii) reviewed the audit and non-audit activities of both the independent accountants and the internal audit staff of the Company; and (iii) met separately and privately with the independent accountants and with the Company's Director, Corporate Auditing, to ensure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received.

	The members of the Executive Compensation and Development Committee are Mr. Braddock (Chairman), Dr. Emerson and Messrs. Goizueta and Phelan. The Committee had four meetings in 1995. The Committee's 1995 activities included a review of the Company's executive development process, approval of remuneration to be paid to the executive vice presidents and senior vice presidents of the Company and recommendations concerning compensation of other Company officers. In addition, the Committee made determinations and granted stock options under the Eastman Kodak Company 1995 Omnibus Long-Term Compensation Plan and made determinations under the Management Variable Compensation Plan and Wage Dividend Plan.

	The members of the Committee on Directors are Messrs. Goizueta (Chairman), Braddock and Zimmerman. The Committee, which acted by written consent and met once in 1995, (i) reviewed the qualifications of individuals for election as members of the Board; (ii) recommended qualified individuals to be considered for Board membership; and
(iii) recommended revisions to the Eastman Kodak Company Retirement Plan for Directors. The Committee will consider persons whom shareholders recommend as candidates for election as Company directors. Any shareholder wishing to make such a recommendation should submit it to the Secretary of the Company.

	The members of the Finance Committee are Mr. Phelan (Chairman) and Drs. Gray and Kaske. The Committee had five meetings during 1995 and reviewed (i) the investment performance and the administration of the Company's pension plan; and (ii) the Company's financing strategies.

	The members of the Public Policy Committee are Gov. Collins (Chairman) and Drs. Emerson and Gray. The Committee met three times during 1995. Its activities included (i) a review of proposals submitted by shareholders; (ii) a review of the Company's philanthropic programs; and (iii) a review of the Company's environmental initiatives.

MEETING ATTENDANCE The Board of Directors held a total of six meetings in 1995. All of the directors attended at least 90% of the meetings of the Board and committees of the Board on which such director served, except Dr. Kaske who, because of illness, attended only 66% of the meetings.



BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE
OFFICERS

Directors, Nominees
and Executive				Number of Common Shares
Officers					Owned on Jan. 2, 1996
-------------------			-----------------------

Richard T. Bourns                          90,881 (a)(b)
Richard S. Braddock                         2,826
Martha Layne Collins                        2,631
Alice F. Emerson                            1,683 (b)
George M. C. Fisher                       656,816 (a)(c)
Roberto C. Goizueta                         4,790
Paul E. Gray                                2,150
Karlheinz Kaske                             1,644
Harry L. Kavetas                           12,810 (b)(d)
John J. Phelan, Jr.                         2,989 (b)
Wilbur J. Prezzano                        191,458 (a)
Leo J. Thomas                             172,041 (a)
Richard A. Zimmerman                        3,210
All Directors, Nominees and             1,442,445 (a)(b)(e)(f)
  Executive Officers as a
  Group (22), including the above


NOTES:

(a)	Includes shares which may be acquired in the following amounts by exercise of stock options:  R. T. Bourns - 85,192; G. M. C.
Fisher - 529,416; W. J. Prezzano - 180,213; L. J. Thomas -
151,152; and all directors, nominees and executive officers as a group - 1,250,862.

(b)	The shares shown do not include the following Eastman Kodak
Company common stock equivalents which are held in the Eastman Kodak Company Retirement Plan For Directors: A. F. Emerson -
1,582 and J. J. Phelan, Jr. - 4,500, nor do they include the following Eastman Kodak Company common stock equivalents which are held in the Eastman Kodak Company 1982 Executive Deferred Compensation Plan: R. T. Bourns - 5,328, H. L. Kavetas -
8,097, and all executive officers as a group -25,920.

(c)	Includes 20,000 shares of restricted stock.

(d)	The transfer of these shares is restricted.

(e)	The total number of shares beneficially owned by all directors, nominees and executive officers as a group is less than one percent of the Company's outstanding shares.

(f)	The transfer of some of these shares is restricted.

	Beneficial security ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, except as noted below, all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power have been deemed beneficially owned. The figures above include shares held for the account of the above persons in the Automatic Dividend Reinvestment Plan for Shareholders of Eastman Kodak Company, in the Kodak Employee Stock Ownership Plan, and the interests, if any, of those of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, stated in terms of Kodak shares.

	The table does not include approximately 7,176,000 shares of the Company's stock (less than 3 percent of the outstanding shares) held in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan for the benefit of some 24,475 employees and former employees, over which a committee consisting of six individuals, including four Company officers, has discretionary voting power.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

	COMPENSATION OF DIRECTORS   Directors who are compensated as
employees of the Company receive no additional compensation as directors. Each director who is not an employee of the Company receives an annual retainer of $38,000, payable $20,000 in common stock of the Company and $18,000 in cash. In addition, each such director receives a fee of $1,000 for each Board meeting attended and $900 for each Board committee and special meeting attended, and $1,000 for each Board committee and special meeting which he or she chairs. There is a deferred compensation plan available to all such directors for the cash portion of their compensation, in which two directors participated in 1995. Directors participating in this plan may choose between an interest-bearing account and a phantom Kodak stock fund. Each director who is not an employee of the Company is eligible to participate in a retirement plan for directors. For those directors whose service as a director commenced prior to January 1, 1996, the plan provides an annual retirement benefit for life equal to the current annual retainer, if the director has served at least five years. Directors who have served fewer than five years are entitled to a pro rata retirement benefit. Effective for those directors whose service as a director commences on or after January 1, 1996, the annual retirement benefit will be paid until the earlier of the director's death or the end of a period of time equal to the director's length of service as a director. In addition, the annual retirement benefit will be based on the annual retainer in effect on the date of the director's termination of service as a director.
Each director who is not an employee of the Company is covered by group term life insurance in the amount of $100,000, which decreases to $50,000 at the later of retirement from the Board under the retirement plan described above or age 65. In the event of a Change In Control (as defined in the applicable plans) each account under the deferred compensation plan will be paid in a single lump sum cash payment and all retirement benefit payments will be paid in a single lump sum cash payment equal to the present value of the remaining retirement benefits.

	Each non-employee director is eligible to participate in the Company's Directors' Charitable Award Program, which provides for a contribution by the Company of up to $1,000,000 following the director's death to up to four charitable institutions recommended by the director. The individual directors derive no financial benefits from this Program, which is funded by joint life insurance policies purchased by the Company and self insurance. The purposes of the Program are to further the Company's philanthropic endeavors, with particular emphasis on education, acknowledge the service of the Company's directors, recognize the interest of the Company and the directors in supporting worthy charitable and educational institutions and enable the Company to attract and retain directors of the highest caliber. Directors who are participating in the Program are Messrs. Braddock, Phelan, and Zimmerman,
Drs. Emerson, Gray, and Kaske, and Gov. Collins.

	COMPENSATION OF EXECUTIVE OFFICERS The individuals named in the following table were the Company's Chief Executive Officer and the four highest paid executive officers during 1995.





                                               SUMMARY COMPENSATION TABLE
                                               --------------------------
                                        Annual Compensation              Long-Term Compensation
                                --------------------------------     -------------------------------
                                                                            Awards           Payouts
                                                                     ----------------------- -------
                                                                                   Securities
                                                          Other                    Under-
                                                          Annual     Restricted    lying                  All Other
Name and                                                  Compen-    Stock         Options/  LTIP          Compensa-
Principal Position       Year   Salary(a)      Bonus(b)     sation     Award(s)      SARs      Payouts       tion
------------------       ----   ----------    ---------- ---------  -----------  ----------- -----------  ------------

G. M. C. Fisher          1995   $2,000,000    $2,282,496  $      (c) $        0       50,000  $5,010,098(d) $2,004,941(e)
Chairman,                1994    2,000,000     1,816,400   84,901(f)          0            0           0    2,103,524(e)
President, and           1993      330,769       154,000         (c)  1,270,000(g)  1,323,539           0    5,000,000(h)
Chief Executive Officer

R. T. Bourns             1995      440,000       273,000         (c)          0       15,000  1,925,104(d)           0
Senior Vice              1994      440,000       270,238         (c)          0       10,000          0             0
President                1993      400,000       227,563         (c)          0       10,017          0             0

H. L. Kavetas            1995      567,231       581,561   67,037(i)          0       28,000    857,541(d)           0
Executive Vice           1994      478,077       457,605   56,044(j)    550,830(k)    200,000          0        55,000(l)
President

W. J. Prezzano           1995      577,154       709,432         (c)          0       28,000  2,887,656(d)           0
Executive Vice           1994      552,615       501,328  113,686(m)          0       65,000          0     1,351,200(n)
President                1993      536,000       259,752  306,298(m)          0       15,026          0             0

L. J. Thomas             1995      646,615       613,498         (c)          0       28,000  3,850,208(d)           0
Executive Vice           1994      618,462       488,547         (c)          0      119,200          0             0
President                1993      592,308       301,008         (c)          0       19,158          0             0





(a) Includes amounts paid and deferred.
(b) Includes both Wage Dividend Plan (WD) and Management Variable Compensation Plan (MVCP)
    paid in the year following for services rendered in the year indicated, in the following amounts for 1995:  G. M. C. Fisher - $302,496 WD, $1,980,000 MVCP;
    R. T. Bourns - $53,000 WD, $220,000 MVCP; H. L. Kavetas - $81,561 WD,
    $500,000 MVCP; W. J. Prezzano - $84,432 WD, $625,000 MVCP; L. J. Thomas -
    $88,498 WD, $525,000 MVCP.  For years prior to 1995, Management Annual
    Performance Plan (MAPP) was the predecessor plan to MVCP.
(c) The value of personal benefits provided to the executive officer is less than the minimum amount required to be reported.
(d) This amount represents the value of the awards paid under the 1990 Omnibus Long-Term
Compensation Plan based on performance over the period 1993 - 1995, computed as of the date of award, February 9, 1996, at $76.875 per share in the following amounts:
G. M. C. Fisher - 65,172 shares; R. T. Bourns - 25,042; H. L. Kavetas - 11,155 shares; W. J. Prezzano - 37,563 shares; and  L. J. Thomas - 50,084 shares.  The awards were paid in shares of restricted stock, which restrictions lapse upon attainment of age 60; except that because Mr. Bourns had attained age 60 by the date of award, his award was paid in shares with no restrictions.  Dividends are paid on the restricted shares as and when dividends are paid on Kodak common stock.
(e) For 1995, this amount includes $1,982,891 of principal and interest forgiven by the
    Company with respect to two loans described under the heading "Employment Contracts"
    on page 10 and $22,050 for life insurance premiums; for 1994, the amount included
    $2,064,394 of principal and interest forgiven by the Company and $39,130 for life insurance premiums.
(f) This amount includes $43,973 for club membership.
(g) This amount represents 20,000 shares of restricted stock valued at $63.50 per share, on the date of grant, November 11, 1993.  The value of these shares as of
    December 31, 1995 was $1,340,000.  These shares are restricted until October 26, 1998 and receipt of these shares is conditioned upon continued employment with the
    Company until such date.  Dividends are paid on these shares as and when dividends are paid on Kodak common stock.
(h) This represents a hiring bonus, including amounts paid to reimburse Mr. Fisher for compensation and benefits he forfeited upon termination of employment with his previous employer.
(i) This amount includes $55,934 for club membership including tax reimbursement.
(j) This amount includes $35,615 as a temporary living allowance.
(k) This amount represents 12,810 shares of restricted stock valued at $43.00 per share, on the date of grant, February 15, 1994.  The value of these shares as of
    December 31, 1995 was $858,270.  These shares are restricted until February 14, 1999 and receipt of these shares is conditioned upon continued employment with the Company until such date.  Dividends are paid on these shares as and when dividends are paid on Kodak common stock.
(l) This amount represents a hiring bonus.
(m) This amount represents expatriate payments and tax reimbursement for overseas assignments in 1990 and 1991.  The value of personal benefits provided to the executive officer is less than the minimum amount required to be reported.
(n) This amount represents a special recognition Award paid in 1995 in connection with the divestiture in 1994 of the non-imaging health businesses.


                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                         Individual Grants
---------------------------------------------------------------------   Potential Realizable
                 Number of   Percentage                                 Value at Assumed
                 Securities  of Total                                   Annual Rate of
                 Underlying  Options/SARs                               Stock Price Apprecia-
                 Options/    Granted to      Exercise or               tion for Option Term (a)
                 SARs        Employees       Base Price   Expiration   -----------------------------
Name             Granted     in Fiscal Year  Per Share    Date           0%(b)        5%(c)      10%(d)
---------------  ----------  --------------  -----------  ----------   ------   ----------   -----------

G. M. C. Fisher   50,000(e)        1.74%          $56.313      4/19/05        $0    $1,770,747   $4,487,421

R. T. Bourns      15,000(e)      .52           56.313      4/19/05         0       531,224    1,346,226

H. L. Kavetas     28,000(e)      .97           56.313      4/19/05         0       991,618    2,512,956

W. J. Prezzano    28,000(e)      .97           56.313      4/19/05         0       991,618    2,512,956

L. J. Thomas      28,000(e)      .97           56.313      4/19/05         0       991,618    2,512,956

All Shareholders  N/A           N/A           N/A         N/A                12.1 Billion 30.5 Billion

Gain of named     N/A           N/A           N/A         N/A             N/A       .044%        .044%
officers as
portion of all
shareholder gain






(a)The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(b)No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. A zero percent increase in stock price will result in zero dollars for the optionee.
(c)A 5% per year appreciation in stock price from $56.313 per share yields $91.728.
(d)A 10% per year appreciation in stock price from $56.313 per share yields $146.061.
(e)One third of these options vests on the first anniversary of the grant date, one third vests on the second anniversary of the grant date, and one third vests on the third anniversary of the grant date. Termination of employment prior to vesting results in forfeiture of the option unless termination of employment is due to retirement, death, disability or an approved reason. Vesting accelarates upon death.




AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES


                                                Number of
                                                Securities
                                                Underlying                        Value of Unexercised
                                                Unexercised                       in-the-money
                  Number                        Options/SARs at                   Options/SARs at
                  of                            Fiscal Year-End                   Fiscal Year-End(a)
                  Shares                        -----------------------------     --------------------------
                  Acquired on      Value
Name              Exercise         Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
--------------    ------------     --------     -----------     -------------     ------------    -------------


G. M. C. Fisher        0           $      0      529,416         844,123          $8,752,835      $13,664,082

R. T. Bourns       2,066             60,619       80,192          20,000           2,298,056          227,073

H. L. Kavetas          0                  0            0          228,000                  0        5,111,236

W. J. Prezzano         0                  0      172,713          85,500           5,668,973        1,604,701

L. J. Thomas      18,595            650,285      141,552         137,600           4,434,482        2,780,231

(a) Based on the closing price on the New York Stock Exchange - Composite Transactions of the Company's
    Common Stock on December 29, 1995 of $67 per share.



Long-Term Incentive Plan

	In March 1993, the 1993-1995 Restricted Stock Program, a performance share unit arrangement under the 1990 Omnibus Long-Term Compensation Plan, was approved by the Executive Compensation and Development Committee. Payouts of awards, if any, are tied to achieving specified performance goals regarding stock price, return on assets, and total shareholder return relative to the Standard & Poor's 500 Index, over the period 1993-1995. These performance goals are incorporated into the program's two performance formulas. Awards may not be granted under the program unless one of the performance formulas determines that awards are payable for the three year performance period. One performance formula provides for payment at 100% of target, while the other provides for payment at 50% of target. The sole difference being that under the former formula a higher stock price must be achieved than under the latter. By application of these performance formulas, the Committee will determine the payout based upon its review of Company performance for the performance period. If awards are payable under the terms of one of the performance formulas, the Committee may in its discretion reduce, but in no event may it increase, the percent of target produced by such formula. In so doing, the Committee may consider, in addition to the performance goals, such other internal and external factors it deems relevant or appropriate. Awards, if any, will be paid in the form of restricted stock, which restrictions will lapse upon the participant's attainment of age 60. Participants who terminate employment for reasons of death, disability, retirement or an Approved Reason, prior to the completion of the performance cycle, will receive their award, if any, at the conclusion of the performance period in the form of shares of Kodak common stock with no restrictions. Awards paid under this program are shown in the column of the Summary Compensation Table entitled "LTIP Payouts."
	In February 1995, the Committee approved the 1995-1996 and 1995-1997 Performance Cycles of the Performance Stock Program, the successor to the Restricted Stock Program. Awards under each cycle are contingent upon attaining a performance goal that was established by the Committee upon the commencement of the cycles. This performance goal is attainment by Kodak of a total shareholder return equal to at least that earned over the same period by the company at the 50th percentile in terms of total shareholder return within the Standard & Poor's 500 Index. After the close of a cycle, the Committee will determine whether the performance goal was achieved and, if so, calculate, based upon application of the performance formula to the performance goal, what percentage of each participant's target award for the cycle has been earned. In no event will awards be paid for a cycle unless the performance goal is achieved. The performance formula for each cycle provides that 50% of the target award will be earned if the performance goal is achieved. In order for 100% of target to be earned, total shareholder return for the cycle must equal that of the company used to demarcate performance at the 60th percentile within the Standard & Poor's 500 index. In determining the actual award amount to be paid to a participant, the Committee has the discretion to reduce or eliminate the target award earned by a participant, based upon any objective or subjective criteria it deems appropriate. Awards, if any, will be paid in the form of restricted stock which will carry the same restrictions as the awards under the Restricted Stock Program. All of the awards are intended to qualify as "Performance-Based Compensation" under Section 162(m) of the Internal Revenue Code of 1986. Participation in both cycles commenced in 1995 for the CEO and the other named executive officers. Shown in the table below is the threshold (i.e., attainment of the performance goal), target and maximum number of shares for the CEO and the other named executive officers for each cycle.

Individuals who participate for less than the full performance period will receive a prorated amount of the Award, if any, determined at the end of the performance period based upon the duration of their participation during the performance period.


LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

                   Number
                   of             Performance     Estimated Future Payouts Under
                   Shares,        or Other        Non-Stock Price-Based Plans
                   Units or       Period Until
                   Other          Maturation     Threshold        Target         Maximum
                   Rights         or Payout      # of Shares     # of Shares   # of Shares
Name
----------------   -------------  -------------  -----------    ------------   ------------

G. M. C. Fisher    N/A            1995-1996       6,750         13,500         20,250
                                  1995-1997       6,750         13,500         20,250

R. T. Bourns       N/A            1995-1996       1,988          3,975          5,963
                                  1995-1997       1,988          3,975          5,963

H. L. Kavetas      N/A            1995-1996       3,288          6,575          9,863
                                  1995-1997       3,288          6,575          9,863

W. J. Prezzano     N/A            1995-1996       3,000          6,000          9,000
                                  1995-1997       3,000          6,000          9,000

L. J. Thomas       N/A            1995-1996       3,525          7,050         10,575
                                  1995-1997       3,525          7,050         10,575


Employment Contracts

	On October 27, 1993, the Company entered into an agreement covering a period of five years, for the employment of George M. C. Fisher as Chairman, President and Chief Executive Officer of the Company. Upon execution of the agreement, Mr. Fisher received $5,000,000 as an inducement for entering into the agreement and as reimbursement for compensation and benefits that he would forfeit upon termination of his employment with his previous employer. Mr. Fisher's base salary is $2,000,000, subject to review on an annual basis. Mr. Fisher participates in MVCP and has an annual target Award opportunity of at least $1,000,000, with that amount guaranteed for services rendered in each of 1994 and 1995. Mr. Fisher was granted 20,000 shares of restricted stock with the restrictions lapsing at the end of five years. Pursuant to the agreement, Mr. Fisher was granted 1,323,539 stock options in 1993. The agreement provided for the Company to make two loans to Mr. Fisher in the total amount of $8,284,400 for five years with interest at the rate of 4.86% (which was the most recently announced rate under Section 1274(d) of the Internal Revenue Code, prior to the date of the loan). Of this total amount, $4,284,400 was loaned to Mr. Fisher due to his forfeiture of 80,000 stock options from his prior employer resulting from his accepting employment with the Company. Mr. Fisher was required to use all of the loan proceeds except $1,500,000 to purchase Kodak stock. The shares he purchased are reflected in the security ownership table on page 5 of this Proxy Statement. Twenty percent of the principal and all of the accrued interest on each of these loans are to be forgiven on each of the first five anniversaries of such loans. Forgiveness of the $4,000,000 loan is conditioned upon Mr. Fisher's not having voluntarily terminated his employment with the Company and forgiveness of the $4,284,400 loan is conditioned upon Mr. Fisher's not entering into competition with the Company. The amount of the forgiveness for 1995 is shown in the column of the Summary Compensation Table entitled "All Other Compensation," on page 7.

	In addition, where necessary, Mr. Fisher has been given credit for a period of service sufficient to allow him to obtain the maximum benefit available under the Company's benefit plans. In particular, Mr. Fisher was credited with seventeen years of service for purposes of calculating a retirement benefit. Any pension benefit payable to Mr. Fisher by the Company will be offset by any pension benefit paid to Mr. Fisher by his prior employer. The Company provided Mr. Fisher with an apartment until he purchased a permanent residence in the Rochester area. The Company purchased Mr. Fisher's residence in Barrington Hills, Illinois. In addition, the Company reimbursed Mr. Fisher for all closing costs associated with a previous residence, which was sold after he accepted employment with the Company. The Company is providing Mr. Fisher with life insurance equal to 3.5 times his base salary and a disability benefit equal to 60% of base salary. In the event of Mr. Fisher's death prior to the termination of this agreement, the agreement provides for salary continuation for 90 days, the payment of the annual incentive for the year of his death and annual and long-term incentives earned but not yet paid and vesting of all stock options and awards and the forgiveness of the loans. In the event of Mr. Fisher's disability prior to termination of the agreement, the agreement provides for a disability benefit payable to age 65, the payment of the annual incentive for the year in which his disability occurs and annual and long-term incentives earned but not yet paid and vesting of all stock options and awards. If Mr. Fisher's employment is terminated by the Company without cause, including following a Change In Control, Mr.
Fisher is entitled to the greater of the remaining term of his employment contract or 36 months of salary continuation, immediate vesting of stock options, the lapsing of any restrictions on any restricted stock award and the payment of any incentive awards earned but not yet paid. Mr. Fisher is entitled to reimbursement for taxes paid on certain of the foregoing payments, including any amounts constituting "parachute payments" under the Internal Revenue Code. If
Mr. Fisher dies prior to retirement, his spouse is entitled to a 50% survivor annuity.

	On February 11, 1994, the Company entered into an agreement covering a period of five years, for the employment of Harry L. Kavetas as Chief Financial Officer of the Company. Mr. Kavetas' base salary is $550,000, subject to review on an annual basis. Mr. Kavetas participates in MVCP and has an annual target award opportunity of at least $330,000. Mr. Kavetas was granted 12,810 shares of restricted stock with the restrictions lapsing at the end of five years. Pursuant to the agreement, Mr. Kavetas was granted 200,000 stock options that become exercisable at the end of five years.

	In addition, where necessary, Mr. Kavetas has been given credit for a period of service sufficient to allow him to obtain the maximum benefits available under Kodak's benefit plans. In particular. Mr. Kavetas will be credited with six years of service for each of the first five years of employment for purposes of calculating a retirement benefit. Any pension benefit payable to Mr. Kavetas by the Company will be offset by any pension benefit paid to Mr. Kavetas by his prior employer. The Company provided Mr. Kavetas with temporary housing until he purchased a permanent residence in the Rochester area. In the event of Mr. Kavetas' death prior to the termination of the agreement, the agreement provides for salary continuation for 90 days, the pro rata payment of all annual and long-term incentives and pro rata vesting of stock options and restricted stock awards. In the event of Mr. Kavetas' disability prior to termination of the agreement, the agreement provides for the pro rata payment of all annual and long-term incentives, and pro rata vesting of stock options and restricted stock awards. If Mr. Kavetas' employment is terminated by the Company without cause, Mr. Kavetas is entitled to 18 months of salary continuation, immediate pro rata vesting of stock options and restricted stock awards and the payment of any incentive awards earned but not yet paid.

Termination of Employment

	The Company has a general severance arrangement available to substantially all U.S. employees. This Termination Allowance Plan provides two weeks of compensation for every year of service with a maximum of fifty-two weeks of salary.

	The Company has entered into a retention agreement with Wilbur J. Prezzano. The arrangement provides that any Company retirement benefits which Mr. Prezzano would have qualified for had he retired in 1994 will be provided to him if and when he retires from Kodak. In addition, assuming Mr. Prezzano retires, if the Company-provided retiree health and dental coverage that he would have received had he retired in 1995 is not then available, he will be provided with comparable coverage.
For this purpose, comparable coverage means that coverage then being offered which, in terms of its benefits and required participant contribution, is most comparable to the coverage Mr. Prezzano would have received had he retired in 1994.

Change In Control Arrangements

	In the event of a Change In Control which results directly or indirectly in the Company's stock ceasing to be actively traded on the New York Stock Exchange, the following would occur: (i) each participant in the Executive Deferred Compensation Plan would receive the balance in his or her account in a single lump sum cash payment;
(ii) each participant in the Management Variable Compensation Plan would be paid a pro-rata target award for such year and any other year for which payment of awards had not been made as of such date; and (iii) all outstanding stock options and stock appreciation rights would become fully vested and each holder would be paid in a lump sum cash payment the difference between the exercise price and the Change In Control price; each of the foregoing payments would be made in a single lump sum cash payment as soon as possible but no later than the 90th day following such event.

Retirement Plan

	The Company funds a tax-qualified, defined benefit pension plan for virtually all U.S. employees. Retirement income benefits are based upon the individual's "average participating compensation," which is the average of three years of those earnings described in the Plan as "participating compensation." "Participating compensation," in the case of the executive officers included in the Summary Compensation Table, is annual compensation (salary and Management Variable Compensation Plan payments), including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

	For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is computed by multiplying the number of years of accrued service by the sum of (a) 1.3% of "average participating compensation" ("APC") for the employee's final three years, plus (b) .3% of APC in excess of the average Social Security wage base for the employee's final three years. For an employee with more than 35 years of accrued service, the amount computed above is increased by 1% for each year in excess of 35 years.

	The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Officers are entitled to benefits on the same basis as other employees. The normal form of benefit is an annuity, but a lump sum payment is available as an option for the benefit a participant accrued prior to January 1, 1996.



PENSION PLAN TABLE - Annual Retirement Income Benefits
Straight Life Annuity Beginning at Age 65




                                                    Years of Service
                 ----------------------------------------------------------------------------------------------
Remuneration              10          15          20          25          30          35          40
-------------         --------    --------  ----------  ----------  ----------  ----------  ----------
$  500,000            $ 80,000    $120,000  $  160,000  $  200,000  $  240,000    $280,000    $294,000
   750,000             120,000     180,000     240,000     300,000     360,000     420,000     441,000
 1,000,000             160,000     240,000     320,000     400,000     480,000     560,000     588,000
 1,250,000             200,000     300,000     400,000     500,000     600,000     700,000     735,000
 1,500,000             240,000     360,000     480,000     600,000     720,000     840,000     882,000
 1,750,000             280,000     420,000     560,000     700,000     840,000     980,000   1,029,000
 2,000,000             320,000     480,000     640,000     800,000     960,000   1,120,000   1,176,000
 2,250,000             360,000     540,000     720,000     900,000   1,080,000   1,260,000   1,323,000
 2,500,000             400,000     600,000     800,000   1,000,000   1,200,000   1,400,000   1,470,000
 2,750,000             440,000     660,000     880,000   1,100,000   1,320,000   1,540,000   1,617,000
 3,000,000             480,000     720,000     960,000   1,200,000   1,440,000   1,680,000   1,764,000
 3,250,000             520,000     780,000   1,040,000   1,300,000   1,560,000   1,820,000   1,911,000

NOTE:  For purposes of this table Remuneration means Average Participating Compensation.  To the extent that any individual's annual retirement income benefit exceeds the amount payable from the Company's funded Plan, it is paid from one or more unfunded supplementary plans.



	The following table shows the years of accrued service credited to each of the five individuals named in the Summary Compensation
Table. This table also shows for each named individual the amount of his "average participating compensation" at the end of 1995.

                                                "Average
                              Years of          Participating
                              Service           Compensation"
                              --------          -------------
G. M. C. Fisher               19(a)              $2,513,998
R. T. Bourns                  37                   574,198
H. L. Kavetas                 12(b)                 697,415
W. J. Prezzano                30                   852,541
L. J. Thomas                  34                   909,129

(a)	Mr. Fisher has been credited with seventeen years of service for purposes of calculating his retirement benefit; any pension benefit payable will be offset by any pension benefit paid by his prior employer.
(b)	Mr. Kavetas is credited with six years of service for purposes of calculating his retirement benefit for each year of his first five years of employment with the Company; any pension benefit payable will be offset by any pension benefit paid by his prior employer.

	In the event of a Change In Control (as defined in the Retirement Plan), a participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within 5 years of the date of such event would be credited with up to 5 additional years of service and, where the participant is age 50 or over on the date of such event, up to 5 additional years of age, for the following plan purposes: (i) to determine eligibility for early and normal retirement; (ii) to determine eligibility for a vested right; and (iii) to calculate the amount of retirement benefit. The actual number of years of service and years of age that would be granted to such a participant would decrease proportionately depending upon the number of years that elapse between the date of a Change In Control and the date of the participant's termination of employment. Further, if the Plan is terminated within 5 years after a Change In Control, the benefit for each plan participant will be calculated as indicated above.




REPORT ON EXECUTIVE COMPENSATION BY THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

	The Company's executive compensation plans are formulated based on four fundamental principles:

1.	Compensation should be related to performance consistent with
Company values, including increasing shareholder value.

2.	Compensation should be at a level consistent with that provided by comparable companies in order to attract and retain talented management.

3.	Compensation should take into account both short- and long-term corporate performance.

4.	Senior management should have a meaningful equity stake in the
Company.

	These four principles are implemented through compensation consisting of a mix of base salary, annual incentive plans and long-term incentive plans.

	The Executive Compensation and Development Committee, which is composed entirely of independent outside directors, sets overall targeted levels of compensation, both annual compensation and long-term incentives, for the CEO, Executive Vice Presidents and Senior Vice Presidents. These levels are set based on surveys of other companies conducted by external consultants. A cross-section of companies is surveyed, varying in size and industry. The surveyed companies represent those with whom the Company competes for executive talent and include most, but not all, of the companies included in the Performance Graph on page 14. Through the mix of varied companies, a comprehensive picture is obtained against which to set a frame of reference for executive compensation. The mean compensation level of the surveyed companies is a primary reference for determining target levels of compensation.

Annual Cash Compensation

	Annual cash compensation in 1995 was made up of two components: base salary and the Management Variable Compensation Plan (MVCP), an annual incentive plan. The target annual incentive award for executives is dependent upon their position in the Company, with the lowest level of executives having an incentive target of 18% of base salary and the CEO having a target of 75% of base salary. The amount of funds available for awards through MVCP is based upon Company performance versus its Return On Net Assets (RONA) goal. Incentive awards for individuals are then determined using the results of the management appraisal process, the Management Performance Commitment Process. This process measures performance of each member of management with respect to shareholder satisfaction, customer satisfaction and employee satisfaction/public responsibility.
Various measurement criteria are used, including financial performance; improvements in health, safety and the environment; achievement of diversity goals, employee development; and product leadership. In addition, managers are appraised by their peers and the employees they manage on how well they evidence the five corporate values: respect for the dignity of the individual, integrity, trust, credibility and continuous improvement/personal renewal.

	During 1995, Company management sought to build on the improved financial respectability it achieved in 1994. At the same time, it chose to place an emphasis on Return on Net Assets (RONA) within compensation programs as an accurate measure of Company performance. RONA is calculated by dividing net earnings for the period by average net assets for the same period. Earnings are sales minus costs. Net assets are total assets minus non-interest-bearing liabilities, such as accounts payable. Heavy emphasis was placed on growing revenue, managing costs and assets, increasing earnings and generating cash flow. These performance factors most heavily influenced compensation awards for 1995. Based primarily on overall Company results, but also on unit and individual performance, MVCP awards for 1995 were generally above target levels. Revenue growth was strongly above the target level. RONA results exceeded target, while earnings and cash flow were near target. Based upon these results, MVCP awards for the Chief Executive Officer and the four highest paid executive officers for 1995 were as detailed in the Summary Compensation Table on page
7.


Long-Term Incentive Compensation

	The Company's long-term incentive compensation consists of stock options and performance share programs, with the latter being multi-year goal-based programs for senior executives in which awards earned are paid in restricted stock.
	Stock options tie compensation directly to increases in shareholder value. Surveys of other companies' practices are used to determine the size of grants. Almost all of the companies included in these surveys are also included in the surveys on annual cash compensation. They differ due to the fact that different companies choose to participate in different surveys of long-term compensation. Taking into account such factors as anticipated stock price growth and volatility, future dividend yield, term of grant and an estimated risk-free rate of return, anticipated compensation levels are estimated. Mean survey values are used as targets in determining the size of option grants. Consideration is given to grant frequency in other companies as well as to the frequency and size of past grants to Kodak participants. Stock options were granted in 1995 at market price for terms of ten years.
	The Company had two performance share programs active during 1995: the 1993-1995 Restricted Stock Program, a program developed under the 1990 Omnibus Long-Term Compensation Plan, and the Performance Stock Program, issued under the 1995 Omnibus Long-Term Compensation Plan.
	In the 1993-1995 Restricted Stock Program, performance goals for the three-year period were established by the Committee pertaining to stock price, return on assets and shareholder return relative to the Standard & Poor's 500 Index. Shareholder return was measured over the entire three-year period, while the return on assets was measured for the year 1995 and the stock price was measured in the fourth quarter of 1995. Each of the criteria was weighted equally, but the target stock price had to be achieved to trigger a payment of 100% of the target award and the threshold stock price had to be achieved to trigger a payment of 50% of the target award. Performance versus the three goals was strong. Kodak's total shareholder return over the period 1993-1995 exceeded the median shareholder return of the S&P 500 by 50% and results versus the other goals well exceeded the targets. Based on these results, the Committee approved awards at 100% of target levels. The awards were distributed in the form of restricted shares of Kodak stock, with the restrictions lapsing at the time the recipient reaches the age of 60.

	The Committee approved in 1995 the establishment of the Performance Stock Program, under the 1995 Omnibus Long-Term Compensation Plan. It is anticipated that a new multi-year performance cycle will be established each year. In 1995, a 1995-1996 and a 1995-1997 cycle were approved. The threshold, target and maximum award amounts for the Chief Executive Officer and the four highest paid executive officers are shown in the chart on page 9. In each cycle, the sole performance measure is Kodak's total return to shareholders versus that of the S&P 500 for the performance period. Should awards be earned, they would be paid early in the year following the end of the performance cycle in Kodak restricted stock, with the restrictions lapsing at the time the executive reaches the age of 60.

Wage Dividend

	Management employees also participate in the all-employee Wage Dividend Plan, an annual profit sharing plan. For 1995, the award payments under the Plan were based upon the Company's RONA. All award recipients receive the same percentage award, which is multiplied by the individual's participating earnings (generally, the person's last year's salary or salary and annual incentive for MVCP participants) to arrive at the bonus amount.

Chief Executive Officer Compensation

	Mr. Fisher joined the Company in October 1993, entering into an employment agreement with the Company covering a period of five years. The details of the agreement are set forth on page 10 of this Proxy Statement. This agreement reflects the compensation package necessary to obtain Mr. Fisher's services for the Company and the amount required to compensate him for amounts forfeited by him as a result of his departure from his previous employer.

	During 1995, no change was made to the base salary of $2,000,000 which was established in Mr. Fisher's agreement. Based upon the Company's performance described earlier in this Report, Mr. Fisher received an annual incentive award under MVCP of $1,980,000. This represents an award 32% above Mr. Fisher's target award of $1,500,000 (75% of his base salary) and was based primarily on the results achieved against financial goals. Results versus goals in the areas of customer satisfaction and employee satisfaction/public responsibility also influenced the size of his award. As shown in the Option/SAR Grants in Last Fiscal Year Table on page 8, 50,000 non-qualified stock options were granted to Mr. Fisher in 1995. That number was derived from the survey-based grant schedule used for all stock option recipients in 1995.

	Mr. Fisher's agreement also provided for the forgiveness of 20% of the principal and all of the accrued interest on two loans which were made to him by the Company, as described on page 10.

Leadership and Development

	The Committee reviewed leadership and organization development plans, as well as profiles of succession candidates. It discussed executive development strategies designed to provide leaders capable of creating effective organizations and executing business strategies that will drive the success of the Company.

Company Policy on Qualifying Compensation

	Internal Revenue Code Section 162(m), enacted in 1993, provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table which is not "performance-based" as defined in Section 162(m). The Committee believes that, while there may be circumstances in which the Company's interests are best served by maintaining flexibility whether or not the compensation is fully deductible under Section
162(m), it is generally in the Company's best interest to comply with
Section 162(m).

Other Committee Action

	The Committee supports the Company's encouragement of stock ownership by all employees. To reinforce the achievement of that objective, the Committee approved the Stock Option Recognition Program (SORP) under the 1995 Omnibus Long-Term Compensation Plan. SORP provides for the use of stock options as special recognition awards for extraordinary contributions. Awards under SORP can generally be made only to employees who are not participants in the management-level stock option plan.

	Richard S. Braddock (Chairman)	Robert C. Goizueta
	Alice F. Emerson				John J. Phelan, Jr.


PERFORMANCE GRAPH -- SHAREHOLDER RETURN

	The following graph compares the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index ("Standard & Poor's 500 Index") and the Dow Jones Industrial Index, by measuring the changes in common stock prices from December 31, 1990, plus assumed reinvested dividends.

	The chart assumes that $100 was invested on December 31, 1990 in each of the Company's common stock, the Standard & Poor's 500 Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.

                12/31/90 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95
                -------- -------- -------- -------- -------- --------
Eastman Kodak   $100.00  $121.29  $106.67  $153.47  $170.67  $246.07

S&P 500 Index    100.00   130.34   140.25   154.32   156.42   214.99

Dow Jones        100.00   124.19   133.39   155.98   163.87   224.24



ITEM 2 - RATIFICATION OF ELECTION OF INDEPENDENT ACCOUNTANTS

	The Board of Directors, on the recommendation of the Audit Committee, has elected Price Waterhouse LLP, independent accountants of the Company for many years, to serve until the Annual Meeting of shareholders in 1997. The Board of Directors proposes that the shareholders ratify the Board's election of Price Waterhouse LLP as the independent accountants of the Company. Representatives of Price Waterhouse LLP are expected to be present at the Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they desire to do so.

ITEMS 3, 4 AND 5  SHAREHOLDER PROPOSALS

	Shareholders, whose names, addresses and shareholdings will be furnished by the Company promptly upon receipt of any request therefor, have given notice of their intention to introduce the following proposals at the Annual Meeting.

	Reproduced below is each proposal as submitted by the shareholder proponent.

ITEM 3-SHAREHOLDER PROPOSAL-ENVIRONMENTAL MATTERS

	"DISCLOSING ENVIRONMENTAL LIABILITY TO SHAREHOLDERS
		Whereas, the U.S. Securities and Exchange Commission
(SEC) requires publicly-held corporations to disclose potential environmental liabilities to shareholders;

		But a Price Waterhouse survey of securities issuers in 1992 found that as many as 62% of the responding companies had known environmental liability exposures that were not yet recorded in financial statements;

		Eastman Kodak, in its SEC reports, lists some of the major instances of potential environmental liability that may accrue to the company in pollution and toxic waste cleanup activities, fines, and environmental litigation;

		However, it is unclear how much additional environmental liability, cleanup responsibility, and remediation cost may exist at Kodak's facilities beyond what is presently reported;

		The company prepares an annual environmental progress report for shareholders and the public; Therefore, be it

		RESOLVED: That the shareholders of Kodak request the Board to have the company disclose in its annual environmental progress report, a listing of those sites and other circumstances in which it can be reasonably expected through retirement of operations, court order, consent decree, litigation, or government requirement, that environmental remediation, pollution clean-up, and/or damage compensation will cause significant environmental liabilities to accrue to the company.

		REASONS: In recent years, certain forms of environmental liability have accrued to Kodak. As of 1994, Kodak had accrued
$108 million for remediation of hazardous waste sites. Kodak has a $200 million program to replace chemical storage tanks in Kodak Park in Rochester Park.

		Kodak shareholders, in evaluating the company's continued economic prospects, need to receive the best possible information on the company's current assets and liabilities, including prospective environmental liabilities, as reasonably as these can be assembled and forecast.

		For these reasons and others, we believe it is imperative that management include in its annual environmental progress report, a listing and identification of those known and expected environmental liabilities and clean-up responsibilities that are likely to accrue to the Kodak company.

	If you AGREE, please mark your proxy FOR this resolution."



The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company accrues and discloses liabilities for environmental matters in accordance with generally accepted accounting principles (GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC). These disclosures are made in the Annual Report and on Form 10-K filed with the SEC.

In addition, for the past five years the Company has produced and made available to its shareholders an Annual Health, Safety and Environment Report which provides a summary of the Company's efforts and results in complying with environmental protection laws. Any shareholder may obtain a copy of this annual environmental report to shareholders by contacting the Company.

This shareholder proposal requests the Company to provide more extensive, detailed information than is required by GAAP and the SEC. The rules of the SEC require the Company to disclose the material effects that compliance with environmental laws may have upon capital expenditures, earnings and the competitive position of the Company. These rules also require the Company to disclose each year all material estimated capital expenditures for environmental control facilities. The Company currently complies with all the requirements of GAAP and the SEC related to environmental matters.

We believe that the Company's current method of disclosing environmental costs and other financial data in its Annual Report, as well as the availability of an easy-to-read description of the Company's efforts to protect and restore the environment in its Annual Health, Safety and Environment Report, meet the information needs of shareholders, as all material information is disclosed concerning the Company's activity in this area.

In view of the foregoing, it is recommended that shareholders vote AGAINST this proposal.



ITEM 4-SHAREHOLDER PROPOSAL-CUMULATIVE VOTING


		"RESOLUTION: That the stockholders of Eastman Kodak urge that the Board of Directors take the necessary steps to adopt a system of cumulative voting for the purposes of director elections.

	SUPPORTING STATEMENT:
		Cumulative voting, which allows shareholders to `bundle' their votes, serves a number of purposes. It allows a group of shareholders to bundle votes and elect an envoy to the board.
And it helps encourage directors to earn shareholder votes, rather than expect rubber-stamp elections. A responsive board with a sharp focus on shareholder interests is greatly needed at Kodak.

		As Fortune magazine summarized, Kodak is `isolated.' The company's share price has been disappointing, and it has failed to find a productive answer to its problems.

		The board has now run through three chief executives in search of the answer. With George Fisher, the board hired a mathematician presumably capable of bringing independent, dispassionate analysis to bear. Instead, he's applied an answer all too standard at many troubled companies: massive layoffs. The formula hasn't worked. Thousands of layoffs have only combined with continued troubles.

		Yet the ingredients for success seems so clear:
Explained The Economist: `The world has 450 million camera users, all eager to buy film; at the same time, half the world's population has yet to take a photograph.' Add the fact that Kodak film margins are 80%, it enjoys two thirds of the American market and a third of the world market. So why is such a company downsizing?

		Instead, Kodak's problems may stem from wasteful investment. Notes a Prudential Securities analyst, `In the past ten years, Kodak has put over $10 billion into [research and development] and earnings have gone from about $2.50 to $2.50.'

		Management's response to each new set of difficulties seems to be to respond with more layoffs. More creative leadership is required. Cumulative voting may help inspire a more diligent board, one that may include representatives specifically advanced by shareholders instead of nominated by the incumbent board, and one where the success of individual directors will attract a more direct and personalized accounting.

		Cumulative voting alone will certainly not solve all of Kodak's problems, we believe such a step will help demonstrate
Kodak's commitment to meeting shareholder interests."



The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

Director candidates are nominated by the Board's Committee on Directors, consisting entirely of independent directors, and approved by the Board, a majority of whose members are independent directors.

Today, directors at the Company (and at many large public companies) are elected by a plurality of shares represented and voting at the Annual Meeting. Shareholders, who are entitled to one vote per share, may cast their votes in favor of, or withhold their votes from, each director nominee. Cumulative voting, which is advocated by proponent, permits shareholders to "cumulate" their votes (i.e., each shareholder receives a number of votes equal to the number of shares owned by the shareholder multiplied by the number of director nominees), and direct those votes to a single candidate.

Proponent argues that cumulative voting "allows a group of shareholders to bundle votes and elect an envoy to the Board."
Stated differently, what proponent advocates is a mechanism by which a group of shareholders can elect "special interest" directors to the Board.

It is the Board's belief that the election of special interest directors is not in the best interest of all shareholders, primarily because a board whose members represent partisan interests will function less effectively than a Board whose members consider themselves to be representatives of all shareholders equally.

In view of the foregoing, it is recommended that shareholders vote AGAINST this proposal.



ITEM 5-SHAREHOLDER PROPOSAL-EXECUTIVE COMPENSATION

	"I propose that the board of directors consider the discontinuance of all options, SAR's, rights to purchase, etc. of stock for management and directors after termination of existing agreements. This does not include other personel of the company.

	REASONS:

		These increased benefits have failed to produce the claim that it holds and retains qualified personel.

		Notice the increasing number of management persons who have left a company simply because of better corporate offers.

		We as shareholders are constantly being undervalued with each issuance or benefit. Call a halt by voting YES!

		Many pages of a proxy are expended to promote self-benefits; then there are unmentioned administrative costs of distribution and record keeping.

		Executives have other benefits, such as life insurance, retirement plans, company perks, etc. They are well rewarded for their input without these add-on-give-aways.

		Compensation is enough for management to buy stock on the open market just as you and I, if we are so inclined. Again, vote YES!"



The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company's executive compensation plans are formulated based on four fundamental principles:

1.	Compensation should be related to performance consistent
with Company values, including increasing shareholder value.

2.	Compensation should be at a level consistent with that
provided by comparable companies in order to attract and retain talented management.

3.	Compensation should take into account both short- and long-
term corporate performance.

4.	Senior management should have a meaningful equity stake in
the Company.

As indicated above, the Company's philosophy with respect to executive compensation is that it should be at a level consistent with that provided by comparable companies. This level of total compensation is comprised of base salary, annual incentive and long-term incentive. Stock options are a type of long-term incentive which ties compensation directly to increases in shareholder value and thereby serves to align the interests of management with those of the shareholders. The Company benchmarks the number of options it grants with the practices of other companies. All three elements of compensation are considered in determining the appropriate amount of total compensation for any given executive.

Stock options, as a component of total compensation, are designed with at least two purposes in mind; one is to reward the recipient to the extent that good company performance is reflected in an increase in the stock price, and the second is to retain talented management. Stock options serve both of these purposes, neither one to the detriment of the other.

Currently, the directors of the Company do not receive stock options from the Company. However, as indicated on page 6 of this Proxy Statement, a majority of their annual retainer is paid in the form of Company stock.

The Board believes that stock options are an important component of executive compensation because they are an effective vehicle to link the interests of management with the interests of the Company's shareholders.

In view of the foregoing, it is recommended that shareholders vote AGAINST this proposal.



OTHER MATTERS

	In accordance with New Jersey law, under which the Company is incorporated, matters not properly noticed to shareholders, other than procedural matters, may not be made the subject of a vote by shareholders at the Meeting.


	VOTE REQUIRED TO ADOPT RESOLUTIONS     The election of
directors requires a plurality of votes cast. Each other matter to be submitted to shareholders requires the affirmative vote of a majority of the votes cast at the Meeting. Although abstentions and broker non-votes will be included in the calculation of the number of shares that are considered present at the Annual Meeting, they will not be counted as votes cast.

	VOTING A PROXY     The proxy card enclosed is designed to
permit each shareholder of record at the close of business on March 11, 1996, to vote in the election of directors, the ratification of independent accountants, and on the three shareholder proposals. The proxy is solicited by the Board of Directors of the Company. The proxy may be revoked in writing at any time prior to its being voted at the Meeting. Each valid and timely proxy not revoked will be voted at the meeting in accordance with the instructions on the card. If, for any reason, any of the nominees for election to the Board of Directors becomes unavailable, the holders of the proxies may exercise discretion to vote for substitutes proposed by the Board of Directors. The Board of Directors of the Company has no reason to believe that the nominees will be unable or will decline to serve if elected.

	CONFIDENTIAL VOTING     The Company has had for a number of
years a policy which protects the confidentiality of shareholder votes. This policy provides that neither the identity nor the vote of any shareholder will be disclosed to the Company, its directors, officers or employees except (i) to allow the election inspectors to certify the results of the vote; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (iii) in the event of a proxy solicitation based on an opposition proxy statement; or (iv) in the event a shareholder has made a written comment on the proxy card.

	OUTSTANDING VOTING SHARES     As of February 1, 1996, the
Company had outstanding voting securities consisting of 346,420,124 common shares, each entitled to one vote.

	SHAREHOLDER PROPOSALS FOR 1997     The last day for the Company
to receive proposals from shareholders for the 1997 Annual Meeting of shareholders is November 15, 1996. Proposals should be sent certified mail - return receipt requested to Joyce P. Haag, Secretary, Eastman Kodak Company, Rochester, New York 14650-0208.

	COSTS OF SOLICITATION     The cost of this solicitation of
proxies will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone, facsimile, telegraph or cable. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares held of record. The Company will reimburse such persons for their expenses in forwarding soliciting material. In addition, the Company has retained Georgeson & Co., Inc. to assist in the solicitation of proxies from all shareholders for an estimated fee not to exceed $17,500, plus reimbursement of reasonable out-of-pocket expenses.


By Order of the Board of Directors
s/Joyce P. Haag
Joyce P. Haag, Secretary
March 14, 1996





							DEFINITIVE COPY

		(CORPORATE LOGO OMITTED)

		EASTMAN KODAK COMPANY

		This Proxy is solicited on behalf of the Board of Directors


		The undersigned hereby appoints George M. C. Fisher and Joyce P. Haag, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of shareholders to be held on May 8, 1996 or any adjournment thereof.

			NOMINEES FOR CLASS III DIRECTORS:

		Richard S. Braddock, Karlheinz Kaske, and
		Richard A. Zimmerman

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL CLASS III DIRECTORS AND RATIFICATION OF ELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS, AND AGAINST THE THREE SHAREHOLDER PROPOSALS.

This Proxy will be voted as directed; if no direction to the contrary is indicated, it will be voted for the election of directors and ratification of independent accountants, and against the three shareholder proposals.

		(CONTINUED, and To Be Signed and Dated on the REVERSE
SIDE)







The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Election of 		FOR		WITHHOLD
	Class III Directors			AUTHORITY
	                    	 0		    0

(To withhold authority to vote for any particular nominee write the name below.)

2.	Ratification          FOR      AGAINST       ABSTAIN
	of Election
	of Independent
	Accountants             0         0              0

The Board of Directors recommends a vote AGAINST Items 3, 4 and 5.


3.	Shareholder           FOR      AGAINST       ABSTAIN
	Proposal-
	Environmental
	Matters                 0         0              0

4.	Shareholder           FOR      AGAINST       ABSTAIN
	Proposal-
	Cumulative
	Voting                  0         0              0

5.	Shareholder           FOR      AGAINST       ABSTAIN
	Proposal-
	Executive
	Compensation            0         0              0

If you receive more than one Annual Report at the address set forth on this proxy card and have no need for the extra copy, please check the box at the right. This will not effect the
distribution of dividends or proxy statements.                  0


I plan to attend the
Annual Meeting.               0







I plan to bring
a guest(s).			     0


SIGNATURE(s) 						DATE

NOTE: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

When executed, promptly forward this card to: First Chicago Trust Company of New York, P. O. Box 8264, Edison, New Jersey 08818-9090.




									<PAGE 1>




March 13, 1996


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Attention:  Document Control

Subject:  Annual Meeting of Shareholders of Eastman Kodak Company --
          May 8, 1996

Dear Sir:

Pursuant to Rule 14a-6 under the Securities Exchange Act, we hereby transmit for filing herewith the definitive proxy statement and form of proxy for use in connection with the Annual Meeting of shareholders of Eastman Kodak Company to be held May 8, 1996. Mailing of the definitive proxy statement and form of proxy to shareholders is expected to commence on March 14, 1996. The filing fee of $125 was wire transferred to the Commission's account on March 12, 1996.

Pursuant to Rule 14a-6(a) Eastman Kodak Company did not file a preliminary proxy statement and form of proxy because the only matters to be acted upon at the Annual Meeting are the election of directors, ratification of the election of independent accountants, and action on three shareholder proposals.

The material changes from last year's proxy statement are as follows:

	1)	the inclusion of three shareholder proposals (pages 32
through 37); and

	2)	the nomination for election of three Class III directors;


In addition, please be advised that the pagination of the electronically filed proxy statement differs from the printed version thereof and the printed proxy statement contains the performance graph while the electronic version contains a chart.



						<PAGE 2>


Securities and Exchange Commission--2
March 13 1995



The ratification of election of independent accountants is a matter upon which shareholders must vote, according to the Company's by-laws. Item 18 of Schedule 14A is not, therefore, applicable to the election of independent accountants.

Under separate cover, eight copies of the Annual Report for the year 1995 will be forwarded to you on or before March 14, 1996, the date mailing to the shareholders is expected to commence. In addition, five copies of the Annual Report will be mailed to the New York Stock Exchange at that time.

					Very truly yours,


					Joyce P. Haag
JPH:cbs
Enc.

cc:  Mr. M. Benard
     Mr. D. L. Fiedler
     Mr. G. M. C. Fisher
     Mr. G. P. Van Graafeiland

16

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<PAGE 41>

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